SUPERCONDUCTOR TECHNOLOGIES ANNOUNCES PRELIMINARY RESULTS FOR
2003
- Company Expects To Have Achieved First Profitable Quarter -
- Earnings Release and Conference Call Scheduled for March 1 -

SANTA BARBARA, February 4, 2004 —Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”) today announced preliminary, unaudited results for the fourth quarter and year ended December 31, 2003.

For the fourth quarter, STI expects to report total net revenue of approximately $16.4 million, bringing full year results to approximately $49.4 million. This compares with total net revenue of $7.0 million and $22.4 million respectively in the prior year. In addition, the company expects to announce that the fourth quarter was profitable: a significant milestone for the company. .

“We have been driving full steam ahead toward our goal of profitability in the fourth quarter of 2003, and I am proud of our achievement and the people who got us to our goal,” said M. Peter Thomas, STI’s president and chief executive officer.

“As we enter 2004, we expect further market acceptance of STI’s products in an improving wireless infrastructure market,” he said. “We are therefore looking forward to continued commercial revenue growth and to our first profitable year in 2004.”

“As is usual, commercial revenue will be at a seasonal low in the first quarter, with a concomitant decline in government R&D revenue. This will result in expected total net revenue of between $10 million and $13 million in the first quarter, as compared with $7.6 million in the first quarter of last year, leading to an anticipated loss for the quarter,” Thomas said. “Government R&D revenue may very well be lower than last year throughout 2004, but by the second quarter we expect this decline to be more than offset by commercial revenue growth as we expand both our customer base and our global presence.”

STI plans to release fourth quarter and full year 2003 earnings on March 1, 2004 and host an earnings call at 2:00 pm PT. Speaking from management will be M. Peter Thomas, President and Chief Executive Officer and Martin McDermut, Senior Vice President, Chief Financial Officer.

To access the call in the U.S., please dial 800-572-9829 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.suptech.com. In addition, a replay of the call will be available via telephone for 48 hours, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687. Enter access code 5325575.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink™ Rx, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 3,800 SuperLink Rx systems have been shipped worldwide, logging in excess of 42 million hours of cumulative operation. In 2002 and 2003, STI was named to Deloitte & Touche’s prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the financial results reported in this press release are based on certain assumptions and estimates made by management and are subject to adjustment prior to completion of the annual audit. Other factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; and STI’s ability to maintain profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

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For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Lillian Armstrong, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.